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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

  KRAMER                            Donald
-------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
  c/o ACE Limited
  The ACE Building, 30 Woodbourne Ave.
-------------------------------------------------------------------------------
                                    (Street)

  Hamilton                           HM 08                 BERMUDA
-------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        ACE Limited (NYSE:ACL)
_______________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


_______________________________________________________________________________
4.   Statement for Month/Year

      December 1999
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


_______________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                         Vice Chairman
            ------------------------------------------------
_______________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
_______________________________________________________________________________

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr. 4)(Instr. 4)
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


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Ordinary Shares                       11/12/98          A(1)         10,000       A     (1)                      D
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Ordinary Shares                       11/18/99          A(2)         15,000       A     (2)      144,448         D
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===================================================================================================================================

*   If the Form is filed by more than one Reporting Person, see Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         (Over)
(Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire  $29.625  11/12/98  A        50,000       (3)     11/12/2008 Ordinary 50,000  (4)                 D
                                                                                 Shares
-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire  $19.3125 11/18/99  A        50,000       (3)     11/18/2009 Ordinary 50,000  (4)     1,197,730   D
                                                                                 Shares
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================
Explanation of Responses:

(1) Award of restricted stock pursuant to ACE Limited Long-Term Incentive Plan. Stock vests as follows: 1/3 on third anniversary of date of award, 1/3 on fourth anniversary of date of award, and 1/3 on fifth anniversary of date of award.
(2) Award of restricted stock pursuant to ACE Limited Long-Term Incentive Plan. Stock vests as follows: 1/4 on first anniversary of date of award, 1/4 on second anniversary of date of award, 1/4 on third anniversary of date of award, and 1/4 on fourth anniversary of date of award.
(3) Options become exercisable as follows: 1/3 on first anniversary of date of award, 1/3 on second anniversary of date of award, and 1/3 on third anniversary of date of award.
(4) Option award pursuant to ACE Limited 1995 Long-Term Incentive Plan.

Signed for Donald Kramer pursuant
to a power of attorney on file with
the Securities and Exchange Commission


        /s/ Peter Mear                                      11th Feb. 2000
By:------------------------------------------          -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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